Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Renalytix AI plc

Avon House

19 Stanwell Road, Penarth

Cardiff CF64 2EZ

United Kingdom

13 July 2020

Ladies and Gentlemen:

Re:	Renalytix AI plc – Registration Statement on Form F-1 – Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Renalytix AI plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the proposed offering of American Depositary Shares (the “ADSs”) representing ordinary shares of nominal value £0.0025 each in the capital of the Company (the “Ordinary Shares”) and the concurrent private placement of Ordinary Shares (together, the “Offering” and the Ordinary Shares allotted and issued in connection therewith, including those being issued to Citibank, N.A. as the Custodian and represented by ADSs, being the “Shares”).

1.2

In connection with the preparation and filing of the registration statement on Form F-1 to which this letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions solely from the Company.

1.3

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement (as defined above) and headings are for ease of reference only and shall not affect interpretation.

1.4

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

1.5

All references in this letter to the term “Shares” shall include any additional Ordinary Shares registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the Offering contemplated by the Registration Statement.

2.	DOCUMENTS

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed, amongst other things, the following documents:

2.1	a draft PDF copy of the Registration Statement initially filed with the SEC on 15 May 2020 and amended on 24 June 2020 and 13 July 2020;

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2.2

a copy of the notice of the general meeting of the Company held on 13 July 2020 (the “General Meeting”) contained in a circular sent by the Company to its shareholders on 25 June 2020 setting out resolutions, inter alia, to grant authorities to the directors of the Company for the purposes of sections 551 and 570 of the Companies Act 2006, as amended (the “Companies Act”) to allot Shares or grant rights to subscribe for Shares in connection with the Offering;

2.3	a PDF executed copy of the minutes of the meeting of the board of directors of the Company held on 12 May 2020 (the “May Board Minutes”);

2.4

a PDF executed copy of the minutes of the meeting of the board of directors held on 22 June 2020, at which it was resolved, inter alia, to appoint a pricing committee of the board of directors of the Company (the “Committee”) and a PDF executed copy of the minutes of the meeting of the board of directors held on 24 June 2020 (the “June Board Minutes” and, together with the May Board Minutes, the “Board Minutes”);

2.5	draft minutes of the meeting of the Committee to be held to resolve, inter alia, to allot the Shares (the “Allotment Resolutions”);

2.6	a PDF copy of the certificate of incorporation of the Company dated 15 March 2018; and

2.7	a PDF copy of the current articles of association of the Company which were adopted pursuant to a special resolution passed at a general meeting on 23 October 2018 (the “Articles”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out on 13 July 2020 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10 a.m. (London time) on 13 July 2020 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

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5.3

the Articles referred to in paragraph 2.7 of this letter remain in full force and effect, and no alteration has been made or will be made to the Articles, in each case prior to each date of the allotment and issue of the Shares (each such date, an “Allotment Date”);

5.4	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

5.5

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

5.6

in relation to the allotment and issue of the Shares, the Directors have acted and will act in the manner required by section 172 of the Companies Act and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole;

5.7	there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Directors in relation to any allotment and issue of Shares;

5.8

the Board Minutes referred to in paragraphs 2.3 and 2.4 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout each meeting, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at those meetings of the Board were duly adopted, have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

5.9

the General Meeting was duly convened and held on 13 July 2020 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the resolutions referred to in paragraph 2.2 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

5.10	the Allotment Resolutions will be passed at a duly convened and quorate meeting of the Committee;

5.11

the number of Shares to be allotted and issued in connection with the Offering will not be greater than 20,795,646 (being the maximum number of Shares that may be allotted and issued pursuant to the resolutions passed at the General Meeting) and such Shares will be allotted and issued no later than 30 June 2021 (being the date on which the resolutions passed at the General Meeting expire);

5.12

the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that the allotment and issue of Shares will be consistent with all such laws and regulations;

5.13

no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 (Restrictions on financial promotion) of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; and

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5.14	in issuing and allotting and granting rights to acquire Shares, the Company is not carrying on a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA).

6.	SCOPE OF OPINION

6.1

The opinions given in this letter are limited to English law as it would be applied by English courts (including the laws of the European Union to the extent having the force of law in England by virtue of section 1A of the European Union (Withdrawal) Act 2018 (as introduced by section 1 of the European Union (Withdrawal Agreement) Act 2020)) on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction and, in particular, we express no opinion on the laws of the European Union as it affects any jurisdiction other than England. We have not investigated the laws of any country other than England and we assume that no foreign law (other than the laws of the European Union to the extent having the force of law in England) affects the opinion stated in paragraph 4 (Opinion).

6.3	We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.9

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

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since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5

We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from the Registration Statement.

8.	REGISTRATION STATEMENT

We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Claire Keast-Butler

Cooley (UK) LLP